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Exhibit 18.1

August 6, 2008

TriMas Corporation
Bloomfield Hills, Michigan

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of TriMas Corporation (the "Company") for the three months ended June 30, 2008, and have read the Company's statements contained in Note 6 to the condensed consolidated financial statements included therein. As stated in Note 6, the Company changed its method of accounting to complete its annual goodwill impairment test as of October 1st rather than the historical December 31st date, and states that the newly adopted accounting principle is preferable in the circumstances because it provides the Company additional time to complete the required testing and evaluate the results prior to the yearend closing and reporting activities and better enables the Company to comply with required reporting dates as an accelerated filer. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2007, nor have we audited the information set forth in the aforementioned Note 6 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

(Signed) KPMG LLP

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  Exhibit 18.1